Smart Sand, Inc. Announces First Quarter 2018 Results

•	1Q 2018 revenue of $42.6 million

•	1Q 2018 total tons sold of 723,200, the highest in Company history and an increase of 2% sequentially

•	1Q 2018 net income of $975 thousand

•	1Q 2018 Adjusted EBITDA of $5.9 million

•	Acquisition of Quickthree Solutions expected to close by the end of May 2018
THE WOODLANDS, Texas, May 10, 2018 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a pure-play, low-cost producer of high quality Northern White raw frac sand, today announced results for the first quarter ended March 31, 2018.
“The demand for frac sand, and in particular Northern White, continues to be strong. We sold record quarterly volumes from our Oakdale facility in the first quarter and we anticipate strong demand for our expanded nameplate capacity, which is currently ramping up and is expected to be fully operational in the second quarter,” stated Charles Young, Chief Executive Officer. “We continue to take steps towards becoming a fully integrated ‘mine to the wellhead’ supplier of frac sand. During the first quarter we partnered with Canadian Pacific to offer our customers competitive, efficient rail services, acquired rights to operate a unit train capable transloading terminal in the Bakken, and signed a new long-term take-or-pay contract with a large exploration and production company for delivery of frac sand at our terminal in the Bakken. Additionally, we entered into a definitive agreement to acquire Quickthree Solutions, Inc., a manufacturer of portable vertical frac sand storage solutions at the wellsite. This deal is expected to close by the end of May.”
First Quarter 2018 Highlights
Revenues were $42.6 million in the first quarter of 2018, a slight decrease compared to fourth quarter 2017 revenues of $43.0 million. The decrease in revenues was primarily due to higher production costs and lower freight revenue, offset by higher sales volumes and a higher average price per ton sold. First quarter 2018 revenues increased by 70% compared to first quarter 2017 revenues of $25.1 million. The increase in revenues year over year was primarily due to higher sales volumes and higher freight revenue, resulting from increased shipments to customers to whom we bill freight charges.
Overall tons sold were approximately 723,000 in the first quarter of 2018, the highest in Company history, compared to approximately 706,400 tons sold in the fourth quarter of 2017 and 559,000 tons in the first quarter of 2017, increases of 2% and 29%, respectively.
Net income was $1.0 million, or $0.02 per basic and diluted share, for the first quarter of 2018, compared with net income of $10.9 million, or $0.27 per basic and diluted share, for the fourth quarter of 2017 and net income of $1.0 million, or $0.02 per basic and diluted share, for the first quarter of 2017. The decrease in net income compared to the fourth quarter of 2017 was primarily due to a one-time tax benefit of $8.5 million, or $0.21 per basic and diluted share, that was booked in the fourth quarter 2017 due to the changes in the U.S. tax laws that were enacted in December 2017. The increase in net income compared to the first quarter of 2017 was primarily due to higher sales volumes and higher freight revenue in the first quarter of 2018, partially offset by higher production costs.
Adjusted EBITDA was $5.9 million for the first quarter of 2018 compared to $3.7 million during the same period last year, an increase of 57% on a year-over-year basis and a decrease of 34% compared to fourth quarter 2017 Adjusted EBITDA of $8.9 million. The increase in Adjusted EBITDA compared to the first quarter of 2017 was primarily due to higher sales volumes and higher freight revenue, partially offset by higher production costs. The decrease in Adjusted EBITDA compared to the fourth quarter of 2017 was primarily due to higher operating expenses incurred in anticipation of the expansion of our Oakdale facility, which we expect to be completed and operational during the second quarter of 2018, and less costs being capitalized to inventory while our wet plant operations are reduced during winter months.
Capital Expenditures
Smart Sand’s capital expenditures totaled $46.9 million for the quarter ended March 31, 2018, and were largely associated with the expansion at our Oakdale sand processing facility, investment in various enhancement and cost improvement projects and our terminal investment in the Bakken. The Company estimates that full year 2018 capital expenditures will be approximately $85 to $95 million, excluding any additional acquisitions, of which $45.7 million relates to capital expenditure carryover from 2017 to complete the expansion of our Oakdale facility to 5.5 million tons of dry nameplate sand processing capacity. This expansion is being commissioned and is expected to be fully operational in the second quarter of 2018. At March 31, 2018, the Company had approximately $2.6 million of cash on hand. On April 6, 2018, the Company amended its credit facility to increase the amount available by $15 million to $60 million, of which $45 million is currently available to support liquidity needs in 2018.
Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors this morning, May 10th, at 10:00 a.m. Eastern Time to discuss the Company’s first quarter 2018 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or, for international callers, (478) 219-0056. The passcode for the call is 4729208. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or, for international callers, (404) 537-3406. The conference ID for the replay is 4729208.
Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as "expect," “will,” “estimate,” “believe” and other similar expressions.  Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company's actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2017, filed by the Company with the U.S. Securities and Exchange Commission on March 15, 2018.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
About Smart Sand
Smart Sand is a pure-play, low-cost producer of high-quality Northern White raw frac sand. We sell our products primarily to oil and natural gas exploration and production companies and oilfield service companies. We own and operate a raw frac sand mine and processing facility near Oakdale, Wisconsin, at which we have approximately 321 million tons of proven recoverable reserves as of December 31, 2017. We currently have 3.3 million tons of annual nameplate processing capacity, which we are in the process of expanding to approximately 5.5 million tons. We expect this expansion to be completed in the second quarter of 2018. For more information, please visit www.smartsand.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(in thousands, except per share amounts)
Revenues	$42,628	$43,037	$25,059
Cost of goods sold	35,413	32,938	19,662
Gross profit	7,215	10,099	5,397
Operating expenses:
Salaries, benefits and payroll taxes	2,573	2,517	1,697
Depreciation and amortization	188	148	108
Selling, general and administrative	3,101	2,868	2,034
Total operating expenses	5,862	5,533	3,839
Operating income	1,353	4,566	1,558
Other income (expenses):
Other interest expense, net	(180)	(110)	(111)
Other income	34	265	37
Total other income (expenses), net	(146)	155	(74)
Income before income tax (benefit) expense	1,207	4,721	1,484
Income tax (benefit) expense	232	(6,165)	515
Net income	$975	$10,886	$969

Net income per common share:
Basic	$0.02	$0.27	$0.02
Diluted	$0.02	$0.27	$0.02
Weighted-average number of common shares:
Basic	40,412	40,393	39,697
Diluted	40,441	40,435	39,874

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
	(in thousands)
Assets
Current assets:
Cash	$2,135	$34,740
Restricted cash	487	487
Accounts receivables, net	27,691	23,377
Unbilled receivables	206	1,192
Inventories	5,272	9,092
Prepaid expenses and other current assets	4,992	3,849
Total current assets	40,783	72,737
Property, plant and equipment, net	210,037	172,202
Deferred financing costs, net	400	892
Other assets	3,414	971
Total assets	$254,634	$246,802

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,243	$26,123
Accrued and other expenses	11,819	7,576
Deferred revenue	872	—
Current portion of equipment financing obligations	502	572
Current portion of notes payable	288	288
Total current liabilities	25,724	34,559
Revolving credit facility, net	15,624	—
Deferred tax liabilities, long-term, net	13,546	13,239
Asset retirement obligation	8,117	8,982
Total liabilities	63,011	56,780

Stockholders’ equity
Common stock	40	40
Treasury stock, at cost	(720)	(666)
Additional paid-in capital	159,739	159,059
Retained earnings	32,564	31,589
Total stockholders’ equity	191,623	190,022
Total liabilities and stockholders’ equity	$254,634	$246,802

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We define EBITDA as our net income, plus (i) depreciation, depletion and amortization expense, (ii) income tax expense (benefit), (iii) interest expense and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus (i) gain or loss on sale of fixed assets or discontinued operations, (ii) integration and transition costs associated with specified transactions, including our initial public offering, (iii) equity compensation; (iv) development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions, (vi) earn-out and contingent consideration obligations and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•	our ability to incur and service debt and fund capital expenditures;

•	our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure; and

•	our debt covenant compliance as Adjusted EBITDA is a key component of critical covenants in our credit agreement.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definition of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(in thousands)
Net (loss) income	$975	$10,886	$969
Depreciation, depletion and amortization	3,160	2,184	1,667
Income tax expense (benefit)	232	(6,165)	515
Interest expense	219	174	173
Franchise taxes	220	31	228
EBITDA	$4,806	$7,110	$3,552
(Gain) loss on sale of fixed assets (1)	-	66	(39)
Integration and transition costs	-	-	-
Equity compensation (2)	490	495	176
Development costs (3)	328	766	-
Cash charges related to restructuring and retention (4)	94	40	-
Non-cash charges (5)	134	453	20
Adjusted EBITDA	$5,852	$8,930	$3,709

(1) Includes gains and losses related to the sale and disposal of certain assets in property, plant and equipment.
(2) Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.
(3) Represents costs related to current development project activities.
(4) Represents costs associated with the retention and relocation of employees.
(5) Represents accretion of asset retirement obligations.

Production Costs
We also use production costs, which we define as costs of goods sold, excluding depreciation, depletion, accretion of asset retirement obligations and freight charges to measure our financial performance. Freight charges consist of shipping costs and railcar rental and storage expenses. Shipping costs consist of railway transportation costs to deliver products to customers. A portion of these freight charges are passed through to our customers and are, therefore, included in revenue. Railcar rental and storage expenses are associated with our long-term railcar operating agreements with certain customers. We believe production costs is a meaningful measure to management and external users of our financial statements, such as investors and commercial banks, because it provides a measure of operating performance that is unaffected by historical cost basis and logistics charges that vary by customer. Cost of goods sold is the GAAP measure most directly comparable to production costs. Production costs should not be considered an alternative to cost of goods sold presented in accordance with GAAP. Because production costs may be defined differently by other companies in our industry, our definition of production costs may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.
The following table presents a reconciliation of production costs to cost of goods sold:

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(in thousands)
Cost of goods sold	$35,413	$32,938	$19,662
Depreciation, depletion, and accretion of asset retirement obligations	(3,106)	(2,490)	(1,579)
Freight charges	(17,158)	(20,009)	(9,228)
Production costs	15,149	10,439	8,855
Production costs per ton	$20.95	$14.79	$15.84
Total tons sold	723	706	559

Investor Contacts
Lee Beckelman
CFO
(281) 231-2660
LBeckelman@smartsand.com

Phil Cerniglia
Investor Relations and Budgeting Manager
(281) 231-2660
PCerniglia@smartsand.com